Exhibit 99.1
Javelin Pharmaceuticals Reports Results for the Year Ended 2007
CAMBRIDGE, Mass., Mar 6, 2008 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (Amex: JAV) recently reported its audited financial results for the full year and quarter ending December 31, 2007.
Financial Highlights for the Year Ended December 31, 2007:
— Ended the year with $37.3 million in cash, cash equivalents and short term investments.
— Net loss increased to approximately $31.0 million or $0.68 per share for the 12 months ended December 31, 2007, from $17.8 million or $0.44 per share for the same period in 2006.
— Net loss increased to approximately $9.7 million or $0.20 per share in the fourth quarter ended 2007, from $5.5 million or $0.14 per share in the fourth quarter of 2006.
— Non-cash stock based compensation expense for the year ended December 31, 2007 was approximately $3.5 million or $0.08 per share impact on operations, in accordance with Statement of Financial Accounting Standard 123R, compared to $2.8 million or $0.07 per share impact on operations for 2006.
Stephen Tulipano, Javelin’s Chief Financial Officer, stated, “2007 was a landmark year for Javelin culminating in our first commercial approval of Dyloject. The Company has continued to efficiently move each of its three important acute pain products through clinical development. Simultaneously, we have established a dedicated sales force in the United Kingdom. In 2008, we look forward to building on the success of 2007 and capitalizing on the opportunities before us.”
Financial Performance for the Year Ended December 31, 2007:
For the year ended December 31, 2007, Javelin recorded no revenue, compared to $842,000 in grant revenue from the U.S. Department of Defense in 2006. Javelin incurred approximately $32.9 million in operating expenses for the year ended December 31, 2007 compared to operating expenses of $20.5 million for the year ended December 31, 2006.
Research and development expenses for the year ended December 31, 2007 were $19.0 million, compared to $10.9 million for the same period in 2006. Total research and development expense increased by $8.1 million in 2007 compared to 2006 due primarily to increased clinical trial costs, manufacturing costs, and expenses associated with increases in the number of full-time employees, including stock based compensation expense.
Selling, general and administrative expenses for the 12 months ended December 31, 2007 were $13.8 million compared to $9.6 million for the same period in 2006. The $4.2 million increase was mainly due to salaries and other expenses associated with increased headcount, including stock based compensation expense, as well as increased sales and marketing expenses related to our, pre and post launch activities for Dyloject in the U.K., including our U.K. sales force.
Financial Performance for the Fourth Quarter Ended December 31, 2007:
For the three months ended December 31, 2007, Javelin recorded no revenue, compared to approximately $114,000 of grant revenue from the U.S. Department of Defense in the same period of 2006. Javelin incurred approximately $10.2 million in operating expenses for the three months ended December 31, 2007, compared to $6.0 million for the same period in 2006.
Research and development expenses for the three months ended December 31, 2007 were $5.7 million, compared to $2.8 million for the same period in 2006. Total research and development expense increased $2.9 million during the quarter compared to the same period a year ago due primarily to increased clinical trial expenses, headcount, and costs associated with the advancement of each of the three product candidates.
Selling, general and administrative expenses were $4.5 million for the three months ended December 31, 2007 compared to $3.1 million for the same period in 2006. The increase resulted primarily from additional headcount and costs associated with expanding and improving administrative infrastructure, and from increased promotional and marketing costs associated with the pre and post launch activities for Dyloject in the U.K., including our U.K. sales force.
JAVELIN PHARMACEUTICALS, INC AND SUBSIDIARIES
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$15,931,243	$9,273,479
Short term investments	21,319,150	11,461,674
Grant receivable	—	113,645
Inventory	116,143	—
Prepaid expenses and other current assets	1,289,809	245,593

Total current assets	38,656,345	21,094,391
Fixed assets, at cost, net of accumulated depreciation	545,195	237,163
Intangible assets, net of accumulated amortization	3,795,577	—
Other assets	154,498	109,223

Total assets	$43,151,615	$21,440,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$8,156,788	$3,151,379
Deferred lease liability	484,141	57,869

Total current liabilities	8,640,929	3,209,248

Commitments and contingencies	—	—

Stockholders’ Equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; as of December 31, 2007 and December 31, 2006, none of which are outstanding	—	—

Common stock, $0.001 par value; 200,000,000 shares authorized as of December 31, 2007 and 2006; 48,990,845 and 40,409,421 shares issued and outstanding as of December 31, 2007 and 2006, respectively	48,990	40,409
Additional paid-in capital	144,922,785	97,634,546
Other comprehensive income (loss)	8,594	(5,117)
Deficit accumulated during the development stage	(110,469,683)	(79,438,309)

Total stockholders’ equity	34,510,686	18,231,529

Total liabilities and stockholders’ equity	$43,151,615	$21,440,777

JAVELIN PHARMACEUTICALS, INC AND SUBSIDIARIES
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Full Year Ended
	December 31,		December 31,

	2007	2006	2007	2006

Revenues:
Government grants and contracts	$—	$113,645	$—	$842,171

Operating expenses:
Research and development	5,664,724	2,822,796	19,018,854	10,854,116
Selling, general and administrative	4,526,906	3,126,422	13,810,772	9,608,598
Depreciation and amortization	28,531	19,966	97,650	61,008

Total operating expenses	10,220,161	5,969,184	32,927,276	20,523,722

Operating loss	(10,220,161)	(5,855,539)	(32,927,276)	(19,681,551)
Other income (expense):
Interest Expense	—	—	(699)	(47)
Interest income	546,643	309,683	1,896,601	1,282,604
Other Income	—	—	—	600,758

Total other income (expense)	546,643	309,683	1,895,902	1,883,315

Net loss attributable to common stockholders	$(9,673,518)	$(5,545,856)	$(31,031,374)	$(17,798,236)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.20)	$(0.14)	$(0.68)	$(0.44)

Weighted average shares	48,661,078	40,182,380	45,462,653	40,179,543

About Javelin
With Global headquarters located in Cambridge, MA, and European offices in Cambridge, UK, and Cologne, Germany, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-F
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharma.com
or

Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com